CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Utz Brands, Inc. on Form
10-K for the period ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Utz Brands, Inc. on Forms S-1 and S-3 (File No. 333-248954 and No. 333- 259283) and on Form S-8 (File No. 333-251796 and No. 333-249796).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 29, 2024